                                                                      Exhibit 11

                               EMCOR Group, Inc.

           Schedule of Computation of Earnings Per Common Share and
                          Common Equivalent Share (a)
                 (Amounts in Thousands, Except Per Share Data)

                                          YEARS ENDED DECEMBER 31,
                                             1995         1994
                                          ----------   ----------
              PRIMARY
----------------------------------------

Net (loss) income                         $  (10,853)  $  302,431
                                          ==========   ==========

Weighted average number of common
 shares outstanding                        9,424,201    9,424,083
Add - common equivalent shares
 (determined using the "treasury stock"
 method) representing shares issuable
 upon exercise of stock options              156,217           --
                                          ----------   ----------

Weighted average number of shares used
 in calculation of primary income per
 common share and common equivalent share  9,580,418    9,424,083
                                          ==========   ==========

Primary net (loss) income per common
 share and common equivalent share        $    (1.13)  $    32.09
                                          ==========   ==========

            FULLY DILUTED
----------------------------------------

Net (loss) income for primary income
 per common share and comon equivalent
 share                                    $  (10,853)  $  302,431
                                          ==========   ==========

Weighted average number of shares used
 in calculating primary income per
 common share and common equivalent
 share                                     9,580,418    9,424,083

Shares issuable upon exercise of stock
 options included in primary
 calculation above                          (156,217)          --
Shares issuable upon exercise of stock
 options based on year-end market price      182,657           --
                                          ----------   ----------

Weighted average number of shares used
 in calculation of fully diluted (loss)
 income per common share and
 common equivalent share                   9,606,858    9,424,083
                                          ==========   ==========

Fully diluted net (loss) income per
 common share and common equivalent
 share                                    $    (1.13)  $    32.09
                                          ==========   ==========

(a) Historical per share data for periods prior to December 31, 1994 have not been presented as it is not meaningful since the Company has been recapitalized and adopted Fresh-Start Accounting as of December 31, 1994 (see Note A to the consolidated financial statements.)